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FORM 144 - EDGAR PICKUP - PCNS 96-97

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                   FORM 144
                     NOTICE OF PROPOSED SALE OF SECURITIES
                   PURSUANT TO RULE 144 UNDER THE SECURITIES
                                  ACT OF 1933
ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

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 1(a) NAME OF ISSUER (Please type or print)                  (b) I.R.S. IDENT. NO.    (c) S.E.C. FILE NO.
      Martin Marietta Materials, Inc.                            56-1848578               1-12744
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 1(d) ADDRESS OF ISSUER                   STREET           CITY           STATE           ZIP CODE             (e) TELEPHONE NO.
                                                                                                            ------------------------
                                    2710 Wycliff Road     Raleigh          NC               27607            AREA CODE      NUMBER
                                                                                                                919        781-4550
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 2(a) NAME OF PERSON FOR WHOSE ACCOUNT   (b) I.R.S. IDENT. NO. (c) RELATIONSHIP   (d) ADDRESS    STREET    CITY    STATE    ZIP CODE
      THE SECURITIES ARE TO BE SOLD                                TO ISSUER

      Stephen P. Zelnak, Jr.                 ###-##-####           CEO               200 Drummond Drive   Raleigh   NC      27609
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

INSTRUCTION: The person filing this notice should contact the issuer to obtain the IRS Identification Number and the SEC File Number

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       3(a)                            (b)                                                    (c)                  (d)
   Title of the          Name and Address of Each Broker             SEC USE ONLY      Number of Shares         Aggregate
     Class of         Through Whom the Securities are to be        ---------------      or Other Units           Market
    Securities         Offered or Each Market Maker who is          Broker-Dealer         To Be Sold              Value
    To Be Sold               Acquiring the Securities                File Number       (See instr. 3(C))    (See instr. 3(D))
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   Common Stock           Morgan Stanley                                                   13,146              $590,649.78
                          2000 Regency Parkway, Ste. 200
                          Cary, NC 27511
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
       (e)                      (f)                  (g)
Number of Shares            Approximate          Name of Each
 or Other Units             Date of Sale          Securities
   Outstanding           (See instr. 3(F))         Exchange
(See instr. 3(E))          (MO. DAY YR.)      (See instr. 3(G))
---------------------------------------------------------------
   48,522,649                11/15/01               NYSE
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INSTRUCTIONS:
   1.  (a) Name of issuer.
       (b) Issuer's IRS Identification Number.
       (c) Issuer's SEC file number, if any.
       (d) Issuer's address, including zip code.
       (e) Issuer's telephone number, including area code.
   2.  (a) Name of person for whose account the securities are to be sold.
       (b) Such person's IRS identification number, if such
           person is an entity.
       (c) Such person's relationship to the issuer (e.g.,
           officer, director, 10% stockholder, or member
           of immediate family of any of the foregoing).
       (d) Such person's address, including zip code.
   3.  (a) Title of the class of securities to be sold.
       (b) Name and address of each broker through whom the
           securities are intended to be sold.
       (c) Number of shares or other units to be sold (if debt
           securities, give the aggregate face amount).
       (d) Aggregate market value of the securities to be sold
           as of a specified date within 10 days prior to the
           filing of this notice.
       (e) Number of shares or other units of the class
           outstanding, or if debt securities the face amount
           thereof outstanding, as shown by the most recent
           report or statement published by the issuer.
       (f) Approximate date on which the securities are to be
           sold.
       (g) Name of each securities exchange, if any, on which
           the securities are intended to be sold.


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                         TABLE I--SECURITIES TO BE SOLD
   Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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                                                       Name of Person from
                                                       Whom acquired              Amount of
     Title of    Date You    Nature of Acquisition     (If gift, also give        Securities       Date of
    the Class    Acquired       Transaction            date donor acquired)       Acquired         Payment      Nature of Payment
    ---------    --------    ---------------------     --------------------       ----------       -------      -----------------


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     Common      11/14/01       Stock Options     Martin Marietta Materials, Inc.   13,146         11/14/01          Check
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INSTRUCTIONS:
 1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.
 2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

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              TABLE II--SECURITIES SOLD DURING THE PAST THREE MONTHS
     Furnish the following information as to all securities of the issuer sold during the past three
     months by the person for whose account the securities are to be sold.

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                                                                                                Amount of
                                                                                               Securities
   Name and Address of Seller             Title of Securities Sold         Date of Sale           Sold           Gross Proceeds
   --------------------------             ------------------------         ------------        ----------        --------------


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                                                                                                   0
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REMARKS:

INSTRUCTIONS:
 See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.
                                   11/14/01
                    ----------------------------------------
                                DATE OF NOTICE
ATTENTION:
 The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.
                          /s/ Stephen P. Zelnak, Jr.
                    ----------------------------------------
                                  (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.
    Any copies not manually signed shall bear typed or printed signatures.

 ATTENTION: INTERNATIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
